Exhibit 4.6

SECOND SUPPLEMENTAL INDENTURE

(2002 Indenture)

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of July 28, 2005, is by and among Harrah’s Entertainment, Inc., a Delaware corporation (the “Parent Guarantor”), Harrah’s Operating Company, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent Guarantor (the “Company”), and Wells Fargo Bank, National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, reference is made to that certain Indenture, dated as of March 14, 2002, between the Company, as successor to Caesars Entertainment, Inc., f/k/a Park Place Entertainment Corporation, a Delaware corporation (“Caesars”), and the Trustee, as amended and supplemented by that certain First supplemental Indenture, dated as of June 13, 2005 (as so amended and supplemented, the “Original Indenture,” and as further amended and supplemented hereby, the “Indenture”), with respect to the Company’s 7.875% Senior Subordinated Notes due 2010 (the “Securities”);

WHEREAS, in accordance with Section 9.02 of the Original Indenture, the Company and the Trustee may amend the Original Indenture with the written consent of holders of at least a majority in principal amount of the Securities outstanding;

WHEREAS, the Parent Guarantor and the Company desire to amend the Original Indenture in accordance with Section 9.02 of the Original Indenture and have solicited consents from the holders of the Securities to certain amendments to the Original Indenture pursuant to a Consent Solicitation Statement dated July 8, 2005;

WHEREAS, the holders of at least a majority in principal amount of the Securities outstanding have consented to the amendments to the Original Indenture contained herein;

WHEREAS, the Parent Guarantor has agreed to fully and unconditionally guarantee the Company’s obligations under the Indenture and the Securities, which guarantee is provided in this Second Supplemental Indenture, as permitted pursuant to Section 9.01 of the Original Indenture; and

WHEREAS, the execution and delivery of this Second Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Second Supplemental Indenture a valid and binding supplement to the Original Indenture effectively amending the Original Indenture as set forth herein have been duly taken.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent Guarantor and the Trustee mutually covenant and agree as follows:

1.             Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Original Indenture. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer or a Vice President (regardless of Vice Presidential designation), and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Parent Guarantor and in form and substance reasonably satisfactory to, and delivered to, the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Parent Guarantor or the Trustee, and who shall be acceptable to the Trustee, and which opinion shall be in form and substance reasonably satisfactory to the Trustee.

2.             Amendments to the Indenture.  Section 10.11(a) of the Original Indenture is amended and restated in its entirety to read as follows:

“Commission Reports. The Company shall deliver to the Trustee within 15 days after it files them with the Commission copies of the annual reports and the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.  The Company also shall comply with the other provisions of the Trust Indenture Act § 314(a).  Delivery of reports, information and documents to the Trustee under this Section is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein.”

3.             Agreement to Guarantee.  The Parent Guarantor hereby agrees as follows:

(a)           Subject to Subsection 3(b) below, the Parent Guarantor (or any successor person pursuant to the applicable provisions of this Second Supplemental Indenture) hereby irrevocably and unconditionally guarantees (such guarantee being the “Guarantee”) to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture and the Securities thereunder, that: (i) the principal of, premium, if any, and interest on the Securities promptly will be paid in full when due, whether at the Maturity, by acceleration, call for redemption or otherwise, and interest on the overdue principal, premium, if any, and interest, if any, on the Securities, if lawful, and all other obligations of the Company to the Holders and the Trustee under the Indenture and the Securities thereunder will be promptly paid in full or performed, all in accordance with the terms of the Indenture and the Securities thereunder, and (ii) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due by the Company of any amount so guaranteed for whatever reason, the Parent Guarantor shall be obligated to pay the same immediately. The Parent Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Indenture or the Securities thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities with respect to any provisions of the Indenture or the Securities thereunder, the recovery of any judgment against the Company, or any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities and the Indenture. If any Holder or the Trustee is required by any court or otherwise to return to the Company or any custodian, Trustee, liquidator or other similar official acting in relation to the Company, any amount paid by the Company to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Parent Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(b)           It is the intention of the Parent Guarantor and the Company that the obligations of the Parent Guarantor hereunder shall be, but not in excess of, the maximum amount permitted by applicable law. Accordingly, if the obligations in respect of the Guarantee would be annulled, avoided or subordinated to the creditors of the Parent Guarantor by a court of competent jurisdiction in a proceeding actually pending before such court as a result of a determination both that such Guarantee was made without fair consideration and, immediately after giving effect thereto, the Parent Guarantor was insolvent or unable to pay its debts as they mature or left with an unreasonably small capital, then the obligations of the Parent Guarantor under the Guarantee shall be reduced by such court if such reduction would result in the avoidance of such annulment, avoidance or subordination; provided, however, that any reduction pursuant to this paragraph shall be made in the smallest amount as is strictly necessary to reach such result. For purposes of this paragraph, “fair consideration,” “insolvency,” “unable to pay its debts as they mature,” “unreasonably small capital” and the effective times of reductions, if any, required by this paragraph shall be determined in accordance with applicable law.

(c)           The Parent Guarantor shall be subrogated to all rights of the Holders against the Company in respect of any amounts paid by Parent Guarantor pursuant to the provisions of the Guarantee or the Indenture; provided, however, that the Parent Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Securities issued under the Indenture shall have been paid in full.

4.             Execution and Delivery of Guarantee.  To evidence the Guarantee set forth in Section 3, the Company and the Parent Guarantor hereby agree that a notation of such Guarantee shall be endorsed on each Security authenticated and delivered by the Trustee, that such notation of such Guarantee shall be in the form attached hereto as Exhibit A, and shall be executed on behalf of the Parent Guarantor by an officer thereof.

The Parent Guarantor hereby agrees that the Guarantee set forth in Section 3 shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of the Guarantee.

5.             Release of Parent Guarantor.  The Parent Guarantor shall be released from all of its obligations under the Guarantee and under the Indenture if:

(a)           the Company or the Parent Guarantor has transferred all or substantially all of its properties and assets to any Person (whether by sale, merger or consolidation or otherwise), or has merged into or consolidated with another Person, pursuant to a transaction in compliance with the Indenture and:

(i)            the corporation to whom all or substantially all of the properties and assets of the Company or the Parent Guarantor are transferred, or whom the Company or the Parent Guarantor has merged into or consolidated with, has expressly assumed, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Parent Guarantor under the Guarantee and the Indenture;

(ii)           immediately before and immediately after giving effect to such transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii)          the Parent Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with this Section 5 and that all conditions precedent herein provided for relating to such transaction have been complied with;

(b)           the Parent Guarantor liquidates (other than pursuant to any Bankruptcy Law) and complies, if applicable, with the provisions of the Indenture; provided that if a Person and its Affiliates, if any, shall acquire all or substantially all of the assets of the Parent Guarantor upon such liquidation the Parent Guarantor shall liquidate only if:

(i)            the Person and each such Affiliate (or the common corporate parent of such Person and its Affiliates, if such Person and its Affiliates are wholly owned by such parent) which acquire or will acquire all or a portion of the assets of the Parent Guarantor shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Parent Guarantor, under the Guarantee and the Indenture and such Person or any of such Affiliates (or such parent) shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(ii)           immediately after giving effect to such transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii)          the Parent Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such liquidation and such supplemental indenture comply with this Section 5 and that all conditions precedent herein provided for relating to such transaction have been complied with; or

(c)           the Company ceases for any reason to be a “wholly owned subsidiary” of the Parent Guarantor (as such term is defined in Rule 1-02(z) of Regulation S-X promulgated by the Commission).

Upon any assumption of the Guarantee by any Person pursuant to this Section 5, such Person may exercise every right and power of the Parent Guarantor under the Guarantee and the Indenture with the same effect as if such successor corporation had been named as the Parent Guarantor herein, and all the obligations of the Parent Guarantor under the Guarantee and the Indenture shall terminate.

6.             When Parent Guarantor May Merge, Etc.  The Parent Guarantor shall not consolidate with or merge with or into any other Person or, directly or indirectly, sell, lease or convey all or substantially all of its assets (computed on a consolidated basis) to another Person, and may not permit any Person to, directly or indirectly, sell, lease or convey all or substantially all of its assets to the Parent Guarantor, whether in a single transaction or a series of related transactions, unless:

(a)           either the Parent Guarantor shall be the continuing person, or the Person (if other than the Parent Guarantor) formed by such consolidation or into or with which the Parent Guarantor is merged or to which the assets of the Parent Guarantor are transferred shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Parent Guarantor under the Guarantee and the Indenture;

(b)           immediately after giving effect to such transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c)           the Parent Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance or lease and such supplemental indenture comply with this Section 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any sale, conveyance or lease of all or substantially all of the assets of the Parent Guarantor, in accordance with this Section 6, the successor corporation formed by such consolidation or into or with which the Parent Guarantor is merged or to which such transfer is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Second Supplemental Indenture referring to the “Parent Guarantor” shall refer instead to the successor corporation and not to the Parent Guarantor), and may exercise every right and power of, the Parent Guarantor under the Guarantee and the Indenture with the same effect as if such successor corporation had been named as the Parent Guarantor herein, and all the obligations of the predecessor Parent Guarantor under the Guarantee and the Indenture shall terminate.

7.             Limitation on Individual Liability.  No recourse under or upon any obligation, covenant or agreement contained in this Second Supplemental Indenture or the Guarantee, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of the Parent Guarantor, the Company or any successor Person, either directly or through the Parent Guarantor or the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Second Supplemental Indenture and the obligations issued hereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors, as such, of the Parent Guarantor, the Company or any successor Person, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Second Supplemental Indenture or in the Guarantee or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Second Supplemental Indenture or in the Guarantee or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Second Supplemental Indenture and the issuance of the Guarantee.

8.             Ratification and Effect.  Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Upon and after the execution of this Second Supplemental Indenture, each reference in the Original Indenture to “this Indenture”, “hereunder”, “hereof” or words of like import referring to the Original Indenture shall mean and be a reference to the Original Indenture as modified hereby.

9.             The Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

10.           New York Law To Govern.  This Second Supplemental Indenture shall be governed by the laws of the State of New York without regard to the conflict of law principles that would result in the application of any law other than the law of the State of New York.

11.           Counterparts.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

12.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

Harrah’s Operating Company, Inc.,
a Delaware corporation

By:	/s/ Jonathan S. Halkyard
	Name:	Jonathan S. Halkyard
	Title:	Senior Vice-President and Treasurer

Harrah’s Entertainment, Inc.,
a Delaware corporation

By:	/s/ Jonathan S. Halkyard
	Name:	Jonathan S. Halkyard
	Title:	Senior Vice-President and Treasurer

Wells Fargo Bank, National Association,
as Trustee

By:	/s/ Timothy P. Mowdy
	Name:	Timothy P. Mowdy
	Title:	Vice-President

Exhibit A

FORM OF NOTATION OF GUARANTEE

NOTATION OF GUARANTEE OF HARRAH’S ENTERTAINMENT, INC.

        For value received, the undersigned, Harrah’s Entertainment, Inc., a Delaware corporation (the “Parent Guarantor”, which term includes any successor person under the indenture referred to below), has unconditionally guaranteed, to the extent set forth in, and subject to the provisions of, the Second Supplemental Indenture, dated as of July 28, 2005 (the “Second Supplemental Indenture”), among Harrah’s Operating Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent Guarantor (the “Company”), the Parent Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Securities (as defined in the Second Supplemental Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Securities, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the holders of the Securities or the Trustee all in accordance with the terms of the Indenture, dated as of March 14, 2002, between the Company, as successor to Caesars Entertainment, Inc., f/k/a Park Place Entertainment Corporation, a Delaware corporation (“Caesars”), and the Trustee, with respect to the Company’s 7.875% Senior Subordinated Notes due 2010, the First Supplemental Indenture, dated as of June 13, 2005, among Caesars, the Company and the Trustee, and the Second Supplemental Indenture, and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Parent Guarantor to the holders of the Securities and to the Trustee pursuant to this guarantee are expressly set forth in Sections 3 through 6 of the Second Supplemental Indenture, and reference is hereby made to the Second Supplemental Indenture for the precise terms of this guarantee.

HARRAH’S ENTERTAINMENT, INC.,
as Parent Guarantor

By:
Name:
Title: